UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2008

GLOBALSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33117 (Commission File Number)	41-2116508 (IRS Employer Identification No.)

461 South Milpitas Blvd. Milpitas, California (Address of Principal Executive Offices)		95035 (Zip Code)

Registrant’s telephone number, including area code:  (408) 933-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sale of Equity Securities

On December 29 and 30, 2008, Globalstar, Inc. entered into agreements (the “Agreements”) to issue an aggregate of 4,734,858 shares of its common stock, par value $0.0001 per share (the “Common Stock) and to pay an aggregate of approximately $0.6 million in cash in exchange for $28,492,000 principal amount of its 5.75% Senior Convertible Notes due 2028 (the “Notes”), beneficially owned by institutional holders of the Notes.

Globalstar did not receive any cash proceeds as a result of the exchange of its Common Stock for the Notes, which will be retired and cancelled. Globalstar entered into the Agreements to reduce its debt and interest costs (by approximately $31 million), increase its equity and improve its balance sheet and liquidity.

The issuance of the Common Stock as described above was made by Globalstar pursuant to the exemption from the registration requirements under Section 3(a)(9) of the Securities Act of 1933 on the basis that this offer constitutes an exchange with an existing holder of Globalstar securities and no commission or other remuneration was paid to any party for soliciting this exchange.

Globalstar will from time to time consider entering into additional exchanges of the type mentioned above on an opportunistic basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ Fuad Ahmad
Fuad Ahmad
Senior Vice President and
Chief Financial Officer

Date: December 30, 2008